Exhibit 10.4

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT dated as of December 19, 2011 (this “Agreement”), is among Real Goods Solar, Inc., a Colorado corporation (the “Company”), Riverside Renewable Energy Investments, LLC, a Delaware limited liability company (“Riverside”), and Gaiam, Inc., a Colorado corporation (“Gaiam” and, collectively with Riverside, the “Shareholders”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS:

WHEREAS, as of the date of this Agreement, Gaiam beneficially owns 10,000,000 shares (the “Gaiam Shares”) of the Company’s common stock, par value $.0001 per share;

WHEREAS, Riverside is a member of, and controls, Earth Friendly Energy Group Holdings, LLC, a Delaware limited liability company (“Earth Friendly”);

WHEREAS, pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger effective as of June 21, 2011 (the “Merger Agreement”) by and among the Company, Earth Friendly, Riverside, and Real Goods Alteris, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub has been merged with and into Earth Friendly (the “Merger”), and, pursuant to the Merger, the Company has issued 7,830,647 shares of the Company’s Class A common stock, par value $.0001 per share (“Company Common Stock”) to Riverside (the “Riverside Shares”);

WHEREAS, the Shareholders and the Company wish to set forth certain understandings with respect to the Shareholders’ holdings of the Company’s common stock;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Meeting” means an annual meeting of the shareholders of the Company.

“Board” means the Company’s board of directors.

“Director” means a member of the Board.

“Executive Committee” means any committee of the Board which may exist from time to time created by the Board with the authority to nominate persons for election to the Board. For so long as Riverside has the right to designate an individual for nomination to the Board under this Agreement, this will be the Board’s Executive Committee, which shall consist of Jirka Rysavy and David Belluck (or successors designated by Gaiam and Riverside, respectively).

“Outstanding Shares” means the issued and outstanding shares of the Company’s common stock entitled to vote in the election of Directors.

“Permitted Transferee” means any wholly owned Affiliate of a Shareholder, and with respect to Riverside, Riverside Fund III, L.P.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision).

“Registration Rights Agreement” means the amended and restated registration rights agreement dated the date of this Agreement by and among Gaiam, Riverside and the Company.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of Directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group”, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, that would result in the acquisition by such Person or group of (A) all or substantially all of the assets of the Company or its Subsidiaries outside of the ordinary course of business, or (B) a majority of the outstanding shares of the Company (other than the acquisition of shares of the Company’s equity securities under currently outstanding derivative securities), whether pursuant to a stock sale, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

“Transfer” of Company Common Stock will include any sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition, provided that a Transfer will not include a pledge, lien or grant or a security interest in favor of a financial institution or any transfer to such financial institution in connection with the exercise of such financial institution’s rights upon default under such pledge, lien or security interest.

Article II

NOMINEE DESIGNATIONS

2.1 Board Matters; Board Appointments; Nomination Right.

(a) Subject to the provisions of this Article II, each of Gaiam and Riverside will have the right to designate a specific number of individuals, determined pursuant to Section 2.2, to be appointed or nominated for election to the Board.

(b) As of the date of this Agreement, each of Gaiam and Riverside have the right to designate two (2) individuals for appointment or nomination to the Board. The two (2) individuals designated by Gaiam, Jirka Rysavy and John Schaeffer, and the two (2) individuals designated by Riverside, David Belluck and Steve Kaufman, have been elected to the Board. So long as Gaiam has the right to designate Directors pursuant to the provisions of this Agreement (including without limitation Section 2.2(c)), the Company will take all necessary actions to cause and maintain the election to the Board the Directors (or their successors) Gaiam designates in accordance with the terms of this Agreement. So long as Riverside has the right to designate Directors pursuant to the provisions of this Agreement (including without limitation Section 2.2(c)), the Company will take all necessary actions to cause and maintain the election to the Board the Directors (or their successors) Riverside designates in accordance with the terms of this Agreement. If necessary to meet the applicable independence standards of Nasdaq or the Securities and Exchange Commission, individuals designated for election to the Board by the Shareholders will meet all such independence standards (including with respect to audit and compensation committees).

(c) At every Annual Meeting at which the term of an individual elected to the Board pursuant to this Agreement shall expire, the Shareholder designating such individual (and its Permitted Transferees, as a group) may designate such individual or a new individual to be nominated for election to the Board.

(d) If a vacancy occurs because of the death, disability, retirement, resignation or removal of an individual elected to the Board pursuant to this Agreement, the Shareholder designating such individual (and its Permitted Transferees, as a group) may name another individual to fill such vacancy, and the Board, subject to paragraph 2.4(b) below, shall elect such individual to the Board to fill the vacancy.

(e) Each Shareholder and the Company agree that it is its intention that for so long as Jirka Rysavy is designated to serve as a Director by Gaiam he shall be elected as the Chairman of the Board, and each Shareholder and the Company shall, to the fullest extent permitted by law, take all action necessary to cause Jirka Rysavy to be elected as the Chairman of the Board including, if necessary (i) the removal of any such Director who may refuse to vote at a meeting of the Board, or sign a written consent in lieu of such meeting, electing Jirka Rysavy as Chairman of the Board, and (ii) the replacement of such Director with a new Director in accordance with the provisions of Section 2.1(d).

(f) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the shareholders the election of any individual as a Director of the Company if the Executive Committee determines in good faith, after consultation with legal counsel, that such action would be inconsistent with its fiduciary duties or Nasdaq listing standards; provided, however, that if the Executive Committee determines in good faith, after consultation with legal counsel, that such action would be inconsistent with its fiduciary duties or Nasdaq listing standards, the Company shall promptly, and sufficiently in advance of any meetings of the shareholders called with respect to such election of nominees, notify the applicable Shareholder of such determination and the applicable Shareholder will have the right to propose additional individuals to the Executive Committee until the Executive Committee has nominated such individual(s) for election to the Board.

2.2 Effect of Reduction of Holdings and Competition.

(a) If at any time Gaiam and its Permitted Transferees beneficially own less than 5% of the Outstanding Shares, then thereafter Gaiam and its Permitted Transferees will have no rights to designate or approve any individuals pursuant to Section 2.1.

(b) If at any time Riverside and its Permitted Transferees beneficially own less than 5% of the Outstanding Shares, then thereafter Riverside and its Permitted Transferees will have no rights to designate or approve any individuals pursuant to Section 2.1.

(c) Notwithstanding anything in this Agreement to the contrary, neither Gaiam nor Riverside may designate a number of Directors under Section 2.1 that exceeds the product of such party’s voting percentage ownership in the Company multiplied by the total number of Company Directors; provided, however, that if such product is not a whole number, such product will be rounded up to the next whole number (unless such rounding would result in a party having the right to nominate a majority of the Board at a time when such party does not hold a majority voting percentage ownership in the Company, in which case such product will be rounded down to the next whole number). Any reduction pursuant to this Section 2.2(c) in the number of Directors that a party may designate will first be satisfied by elimination of the party’s right to designate Directors meeting applicable independence requirements.

(d) Gaiam and Riverside agree and acknowledge that each is a shareholder of the Company, or owns equity interests in a shareholder of the Company, and, as such, receives good and valuable consideration as a result of such ownership. In exchange for such good and valuable consideration, Riverside agrees, on its behalf and on behalf of each of their Affiliates (which for purposes of this Section shall include each of Riverside’s affiliated funds, the general partners of such funds, the directors, executive officers, managers and other principals of each such fund and general partner, including David Belluck, and Riverside’s and each such fund’s majority owned portfolio companies) (other than the Company and its Subsidiaries) (the “Riverside Entities”), that, if any of the Riverside Entities directly or indirectly engages in the business of the sale and installation of solar energy systems to end users as conducted by the Company and its Subsidiaries on and after the date of this Agreement (other than on behalf of the Company and its Subsidiaries or as a manufacturer or distributor of solar energy system parts and components) (a “Competitive Business”), then Riverside and its Permitted Transferees shall immediately and thereafter forfeit all of their rights under Article II of this Agreement. In exchange for the good and valuable consideration set forth above, Gaiam agrees, on its behalf and on behalf of each of its Affiliates (which for purposes of this Section includes

Jirka Rysavy) (other than the Company and its Subsidiaries) (the “Gaiam Entities”), that, if any of the Gaiam Entities directly or indirectly engages in any a Competitive Business, then Gaiam and its Permitted Transferees shall immediately and thereafter forfeit all of their rights under Article II of this Agreement. Notwithstanding the foregoing, nothing in this Section 5.1(b) shall prevent the ownership of stock of the Company and of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

2.3 Personal Right. Each Shareholder’s rights under this Article II are personal to such Shareholder (and its Permitted Transferees) and may not be assigned except in accordance with Section 10.3.

2.4 Additional Company Obligations.

(a) The Company agrees to undertake all necessary actions and use its best efforts to assure that, with respect to each election of Directors hereafter:

(i) the individuals nominated to serve as members of the Board pursuant to this Agreement are included in the Board’s slate of nominees and are recommended and supported for election by the Company; and

(ii) each such individual is included in the proxy statement prepared by the Company in connection with soliciting proxies for every meeting of the shareholders of the Company called with respect to such election, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company or the Board with respect to such election.

(b) Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to the shareholders the election of any individual if such individual fails to submit to the Company on a timely basis such questionnaires as the Company may require of its Directors generally.

(c) Notwithstanding any rights to increase or decrease the size of the Board contained in the Company’s bylaws, for so long as any Shareholder has any rights of designation under this Section 2, the Company shall not take any action to, and there shall not be deemed to be, any increase or decrease in the size of the Board from eight (8) members, without the prior written consent of such Shareholder.

Article III

VOTING

Each Shareholder agrees (a) to vote all its shares of the Company’s common stock or any other equity securities of the Company, whether now owned or hereafter acquired or that such Shareholder may be empowered to vote (“Company Equity Securities”) (or to act by written consent with respect to such shares of the Company’s common stock or other securities), from time to time and at all times, in favor of the election to the Board of each individual nominated to serve on the Board pursuant to this Agreement, (b) not to publicly or privately, directly or indirectly, solicit, encourage, endorse, vote (or act by written consent) in favor of, recommend or in any way support any individual who is not nominated by the Board or

Executive Committee in accordance with this Agreement, and (c) not to publicly or privately, directly or indirectly, take, propose, encourage, solicit, endorse, recommend or vote (or act by written consent) or take any other action relating to the removal of any individual designated by the other Shareholder from the Board (unless agreed to by such other Shareholder).

Article IV

NON-SOLICITATION

4.1 Non-Solicitation. In exchange for the good and valuable consideration, Gaiam and Riverside agree and acknowledge that each is a shareholder of the Company, or owns equity interests in a shareholder of the Company, and, as such, receives good and valuable consideration as a result of such ownership. In exchange for such good and valuable consideration, Gaiam agrees, on its behalf and on behalf of each of the Gaiam Entities, and Riverside agrees, on its behalf and on behalf of each of the Riverside Entities, that the Gaiam Entities and the Riverside Entities, as the case may be, shall not directly or indirectly, induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries or in any way interfere with the relationship between the Company or any of its Subsidiaries and any of their employees; provided, however, that none of the foregoing activities shall be deemed a violation of this Agreement, unless such activities were conducted with the explicit knowledge of Jirka Rysavy (with respect to the Gaiam Entities) or David Belluck (with respect to the Riverside Entities; and provided, further, that the placement of general advertisements in newspapers, magazines or electronic media (including Internet job boards) shall also not be a violation of this Agreement. Notwithstanding anything in this Section 4.1 to the contrary, the Gaiam Entities or the Riverside Entities may employ any employee of the Company or any of its Subsidiaries if such Person approaches the Gaiam Entities or the Riverside Entities, as the case may be, on an unsolicited basis or following cessation of such Person’s employment by the Company or any of its Subsidiaries without any solicitation by the Gaiam Entities or the Riverside Entities, as the case may be. Each of Gaiam and Riverside agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

4.2 Scope, etc. If, at the time of enforcement of any of the provisions of Section 2.2(d) or this Article IV, a court holds that the restrictions stated in Section 2.2(d) or this Article IV are unreasonable under the circumstances then existing, the parties to this Agreement agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each party to this Agreement acknowledges that, without provisions contained in Section 2.2(d) and this Article IV, the Shareholders would have not entered into this Agreement.

Article V

AMENDMENT TO INTERCORPORATE SERVICES AGREEMENT AND RSOL LEASE

Each of Gaiam and Riverside hereby agrees that it will cause Messrs. Rysavy and Schaeffer, and Messrs. Belluck and Kaufman, respectively, to vote to approve, effective as of the date of consummation of the Merger, that certain Amendment to Intercorporate Services Agreement in the form attached to this Agreement, and real property lease by and between Boulder Road LLC, as landlord, and RSOL, as tenant, in the form attached to this Agreement, including, if necessary (i) the removal of any such Director who may refuse to vote at a meeting of the Company’s Board of Directors in favor of, or sign a written consent in lieu of such meeting approving, such Amendment and Lease, and (ii) the replacement of such person with a new Director.

In connection with such Amendment, the Amendment to Tax Sharing Agreement described in Article VI, and additional services that Gaiam provided to the Company under the Intercorporate Services Agreement, the Company agrees to pay Gaiam a fee equal to $672,000.

Article VI

AMENDMENT TO TAX SHARING ARRANGEMENT

Each of Gaiam and Riverside hereby agrees that it will cause Messrs. Rysavy and Schaeffer, and Messrs. Belluck and Kaufman, respectively, to vote to approve, effective as of the date of consummation of the Merger, that certain Amendment to Tax Sharing Agreement in the form attached to this Agreement; including, if necessary (i) the removal of any such Director who may refuse to vote at a meeting of the Company’s Board of Directors in favor of, or sign a written consent in lieu of such meeting approving, such Amendment, and (ii) the replacement of such person with a new Director.

Article VII

SALE OF STOCK AND TAKEOVER PROPOSALS

7.1 Certain Restrictions. During the period beginning on the date of this Agreement and ending on the date that is six months after the date of this Agreement, unless Gaiam and Riverside otherwise mutually agree:

(i) No Shareholder shall exercise any rights to a Demand Registration or Piggyback Registration (as each such term is defined in the Registration Rights Agreement).

(ii) If the Company shall enter into an underwritten offering or undertake any material private placement of its shares, then each Shareholder irrevocably agrees not to effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 under the Securities Act, during the 10-calendar day period prior to, and during the 180-calendar day period (or such shorter period as to which the managing underwriter or underwriters may require of any officer, Director or other stockholder bound by any similar limitation in connection with any underwritten public offering) beginning on, the closing date of each underwritten offering made pursuant to such registration statement.

(iii) If either Shareholder proposes to Transfer any shares of Company Common Stock beneficially owned by such Shareholder to any Person (other a Transfer consisting of Gaiam’s conversion of Class B Common pursuant to Section 7.3 and other than a Transfer to a Permitted Transferee) (such Transfer a “Tag Along Sale”), the transferring Shareholder will provide written notice of the proposed Tag Along Sale to the other Shareholder (the “Transfer Notice”), which notice will identify the transferee, the number of shares proposed to be transferred, the consideration offered for the shares and any other material terms and conditions of the proposed Tag Along Sale. If the proposed consideration for the shares consists in part or in whole of consideration other than cash, then, to the extent reasonably available, the transferring Shareholder will provide such information relating to the consideration as the other Shareholder may reasonably request in order to evaluate such non-cash consideration. The other Shareholder will have the right (the “Tag-Along Right”), exercisable as set forth in this Section, to Transfer, pursuant to the proposed Tag Along Sale, a number of shares equal to the other Shareholder’s Applicable Tag Percentage times the number of shares proposed to be transferred in the Tag-Along Sale, on the same terms and conditions as the transferring Shareholder. Each Shareholder agrees to execute and deliver any documents and instruments reasonably necessary to effectuate such Tag Along Sale. For purposes of this Section 7.1, “Applicable Tag Percentage” means a fraction, the numerator of which is the number of shares of Company Common Stock beneficially owned by Gaiam or Riverside, as applicable, and the denominator of which is the number of shares of Company Common Stock beneficially owned by both Shareholders. Each Tag-Along Right will be exercisable by delivering written notice to the transferring Shareholder within ten (10) days after receipt of the Transfer Notice. Upon receipt of such notice (or upon passage of such ten (10) day period if no such notice is delivered), the transferring Shareholder may consummate the proposed Transfer, at a price or prices no greater than the price set forth in the Transfer Notice and on terms and conditions no more favorable to the transferring Shareholder than those stated in the Transfer Notice (provided that the transferee also purchases from the other Shareholder (assuming the other Shareholder has exercised its Tag-Along Right in accordance with this Section(d)), the shares such other Shareholder is entitled to include in such Tag Along Sale at the price and on the other terms and conditions set forth in the Transfer Notice).

(iv) No Shareholder will (and each Shareholder will cause each of its officers, directors, employees, consultants, agents, advisors and other representatives (collectively, “Representatives”) not to), (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal, or (D) vote in favor of, approve, tender into or take any actions with respect to the foregoing without the written prior consent of the other Shareholder.

Each Stockholder agrees that this Section 7.1 is irrevocable and shall be binding upon its permitted successors and assigns.

7.2 Class B Common Stock. If the Company’s shareholders vote on any amendment to the Company’s articles of incorporation after the date of this Agreement, then the Company, Gaiam and Riverside shall each take all actions necessary to include in such amendment any revisions to the Company’s articles of incorporation that are necessary to eliminate the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common”), as an authorized class of the Company’s capital stock after Gaiam previously converted such Class B Common into Company Common Stock. Each of Gaiam and Riverside agree that, from and after the date of this Agreement, it shall not vote, or provide a written consent with respect to, its shares of Company Equity Securities for any proposal to amend the Company’s articles of incorporation to permit the issuance of additional shares of Class B Common.

7.3 Conversion. Gaiam hereby agrees that, on or prior to December 31, 2011, Gaiam will convert each share of the Class B Common it beneficially owns into one share of the Company Common Stock, in accordance with the terms of the Company’s articles of incorporation. From the date of this

Agreement until Gaiam converts all of its Class B Common as contemplated above, neither Gaiam nor the Company shall approve, modify, amend or enter into any transaction between the Company or any of its subsidiaries, on the one hand, and Gaiam or any of its Affiliates (other than the Company and its subsidiaries), on the other hand; except in the ordinary course consistent with past practice and with respect to approving and entering into the Amendment to Intercorporate Services Agreement, the real property lease and the Amendment to Tax Sharing Agreement, all in the forms attached to this Agreement.

Article VIII

DEBT COMMITMENT

8.1 Gaiam Loan. Gaiam will make a single cash advance to the Company in the amount of $1,700,000 on or prior to December 30, 2011, which advance will be due and payable 12 months after the date of such advance.

8.2 Riverside Commitment and Loan. Riverside agrees to make single a cash advance to the Company in an amount of up to $3,150,000 (as determined by the Company’s Chief Executive Officer) within five (5) Business Days of receiving written notice from the Company’s Chief Executive Officer. Riverside’s commitment obligation pursuant to this Article VIII will terminate at the close of business on December 31, 2012. Any such advance by Riverside will be due 12 months after the date of the advance.

8.3 Promissory Note. Each advance by either Shareholder will be evidenced by a promissory note issued by the Company in favor of the respective lender in the form attached to this Agreement, setting forth the terms and conditions of such advance.

8.4 Fee. If the Company does not call the advance from Riverside described in Section 8.2 on or prior to December 31, 2012, then Riverside will pay a fee of $170,000 in cash to Gaiam, promptly and in any event within ten (10) Business Days after the termination, on December 31, 2012, of Riverside’s obligation to make the advance; provided, however, that Riverside’s obligation to pay such fee to Gaiam will expire and no fee will be due to Gaiam if the Company repays the full amount of Gaiam’s advance on or prior to June 30, 2012.

Article IX

TERMINATION

This Agreement shall become null and void and be of no further force or effect whatsoever and neither the Shareholders nor the Company shall have any further obligations hereunder or with respect hereto upon the first to occur of (i) the mutual written consent of the Shareholders to terminate this Agreement and (ii) the date on which either Gaiam and its Permitted Transferees, or Riverside and its Permitted Transferees, does not beneficially own any Company Equity Securities.

Article X

MISCELLANEOUS

10.1 Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Colorado applicable to contracts made and performed in that State (without regard to the choice of law or conflicts of law provisions) and any applicable laws of the United States of America.

10.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the Company, Gaiam or Riverside will, unless another address is specified in writing, be sent to the address indicated below:

If to the Company to:

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Attention: John Jackson

Telephone: (303) 222-3809

Facsimile: 303-222-3700

E-Mail: john.jackson@gaiam.com

with a copy (which shall not serve as notice) to:

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop, Ste 800

Denver, Colorado 80202

Attention: Thomas R. Stephens

Telephone: (303) 592-3100

Facsimile: (303) 592-3140

E-Mail: thomas.stephens@bartlit-beck.com

If to Gaiam to:

Gaiam, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027-2452

Attention: John Jackson

Telephone: (303) 222-3809

Facsimile: 303-222-3700

E-Mail: john.jackson@gaiam.com

with a copy (which shall not serve as notice) to:

Bartlit Beck Herman Palenchar & Scott LLP

1899 Wynkoop, Ste 800
Denver, Colorado 80202
Attention: Thomas R. Stephens
Telephone: (303) 592-3100
Facsimile: (303) 592-3140
E-Mail: thomas.stephens@bartlit-beck.com

If to Riverside to:

c/o Riverside Partners, LLC
One Exeter Plaza
699 Boylston Street
Boston, Massachusetts
Attention: David Belluck
Telephone: (617) 351-2806
Facsimile: (617) 351-2801
E-Mail: dbelluck@riversidepartners.com

with a copy (which shall not serve as notice) to:

Choate Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Stephen M. L. Cohen
Telephone: (617) 248-5050
Facsimile: (617) 502-5050
E-Mail: scohen@choate.com

or at such other address or addresses as the Company, Gaiam or Riverside, as the case may be, may specify by written notice given in accordance with this Section 10.2.

10.3 Benefit of Parties; Assignment. The provisions of this Agreement shall be binding upon the parties to this Agreement and their respective permitted successors and assigns and inure to the benefit of the Shareholders and their respective permitted successors and assigns. This Agreement may not be assigned by the Company without the prior written consent of the Shareholders or by any Shareholder except with the prior written consent of the other Shareholder; provided, however, no prior consent shall be required for an assignment of this Agreement and all (but not less than all) of the transferor’s rights and obligations under this Agreement to a Permitted Transferee, provided such Permitted Transferee expressly agrees to be bound by this Agreement. Upon any such assignment and agreement, the Permitted Transferee shall assume all of the rights and obligation of the transferring Shareholder under this Agreement.

10.4 Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Shareholders to this Agreement (provided that no such amendment shall impose any material obligation on the Company without the Company’s consent), or in the case of a waiver, by the party against whom the waiver is to be effective.

10.5 Waiver. No failure or delay by any Shareholder in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

10.6 Severability. If any provision of this Agreement or the application of such provision to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

10.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received counterparts (or signature pages) hereof signed by all of the other parties.

10.9 Specific Performance. Each of the parties acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each of the Shareholders, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

10.10 Beneficiaries. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall not confer any rights or remedies upon any Person other than the Shareholders and each of their successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

REAL GOODS SOLAR, INC., a Colorado corporation

By:
Name:
Title:

GAIAM:

GAIAM, INC., a Colorado corporation

By:
Name:
Title:

RIVERSIDE:

RIVERSIDE RENEWABLE ENERGY INVESTMENTS, LLC, a Delaware limited company

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

Amendment to Intercorporate Services Agreement

Real Property Lease

Amendment to Tax Sharing Agreement

Form of Promissory Note

This promissory note (this “Note”) has not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. No transfer, sale or other disposition of this Note may be made unless a registration statement with respect to this Note has become effective under said Act, and such registration or qualification as may be necessary under the securities laws of any state has become effective, or the Maker (as defined below) has been furnished with an opinion of counsel satisfactory to the Maker that such registration is not required.

Payments of principal and interest in respect of this Note are subordinated to payments of certain other indebtedness of the Maker, as set forth herein.

PROMISSORY NOTE

Louisville, Colorado

$[ ]	[ ], 201 (the “Issue Date”)

FOR VALUE RECEIVED, the undersigned, REAL GOODS SOLAR, INC., a Colorado corporation (“Maker”), PROMISES TO PAY TO THE ORDER OF [            ] or its registered assigns (the “Payee”), the sum of [            ] DOLLARS ($[            ]), in lawful money of the United States of America, together with interest on the unpaid principal amount, all in accordance with the provisions stipulated herein.

Interest shall accrue on the principal amount of this Note (including all amounts added to the principal balance hereof as a payment-in-kind of interest as described below) at the rate of ten percent (10.0%) per annum, compounded annually, calculated based on a 360-day year, and accruing daily from the Issue Date until repaid. In the event all or any part of the principal amount of this Note is repaid on or prior to the one year anniversary of the Issue Date, all accrued interest on such amount repaid shall be waived.

All unpaid principal (including all amounts added to the principal balance hereof as a payment-in-kind of interest as described below) and all accrued but unpaid interest shall mature and become due and payable in full on the earlier of [                    ], 201    1 and the occurrence of a Proceeding (the “Maturity Date”). For the purposes of this Note, a “Proceeding” shall mean either (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Maker or such person’s debts, or of a substantial part of such person’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of such person’s assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered or (b) Maker shall (i) voluntarily commence any proceeding or file any

[1]	12 months after Issue Date.

petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Maker or for a substantial part of such person’s assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

This Note is one of the promissory notes referred to in that certain Shareholders Agreement, dated as of December     , 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Shareholders Agreement”), by and among Maker, Riverside Renewable Energy Investments, LLC and Gaiam, Inc., and is subject to the provisions of the Shareholders Agreement. All rights and remedies available to Payee under this Note shall be cumulative of and in addition to all other rights and remedies granted to Payee at law or in equity.

Maker agrees, and Payee by accepting this Note agrees, that this Note, and the indebtedness evidenced hereby, including all principal and interest (the “Subordinated Obligations”), shall be subordinate and junior in right of payment to the prior payment in full in cash of all indebtedness for borrowed money (the “Senior Obligations”) owed by Maker to any lenders unaffiliated with Maker (the “Senior Lenders”), and that such subordination of the payment of the Subordinated Obligations to the payment in full of the Senior Obligations shall be subject to customary subordination terms reasonably acceptable to such Senior Lenders, including the following:

(a) the subordination provisions shall be effective and apply to the Subordinated Obligations until such time as (i) the Senior Obligations shall be repaid in full in cash and (ii) all commitments of the Senior Lenders to make loans or other credit extensions to or on behalf of Maker shall expire or terminate (the “Senior Obligations Termination”); and

(b) notwithstanding any provision in this Note to the contrary, prior to the earlier of the Maturity Date and the Senior Obligations Termination, Payee shall not ask, demand, sue for, take or receive from Maker or any other person or entity, directly or indirectly, in cash or other property or by set-off or in any other manner, and Maker shall not repay, or cause to be repaid, any or all of the Subordinated Obligations, except under customary terms reasonably acceptable to the Senior Lenders.

Subject to the foregoing provisions, Maker shall have the right to prepay this Note at any time without premium or penalty, provided that payments will be applied first to accrued and unpaid interest on the principal amount and the balance, if any, to the reduction of principal.

No modification, amendment, termination, or cancellation of any provision of this Note shall be valid and binding, unless it be in writing and signed by Maker and Payee. No failure or delay on the part of Payee in exercising any right, power or privilege hereunder and no course of dealing between Maker and Payee shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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This note, together with the Shareholders Agreement, represents the final agreement between Maker and Payee and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between Maker and Payee. There are no unwritten oral agreements between Maker and Payee.

This Note shall be governed by, and construed in accordance with, the laws of the State of Colorado.

MAKER: REAL GOODS SOLAR, INC.

By:
Name:
Title:

Acknowledged and Agreed:

PAYEE: [ ]

By:
Name:
Title:

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